UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 10, 2008

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

 14 Wall Street, 20th Floor
New York, NY 10005
(Address of principal executive offices)

212-618-1306
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01   Entry into a Material Definitive Agreement.

Grant of Warrant to Arimathea Limited

On May 10, 2008, Prime Sun Power Inc. (the “Company”) issued a warrant to Arimathea Limited (the “Warrant”) in consideration for international corporate development services rendered on behalf of the Company. Assuming exercise in full of the Warrant by Arimathea, the Company would realize approximately $13 million in proceeds. The Warrant is exercisable for the purchase, in whole or in part, of 8,022,980 shares of common stock at a purchase price of $1.62 per share, which purchase price has been determined by reference to the average closing price of the Company’s common stock during the five (5) day period from May 5, 2008 to May 9, 2008. All of the Warrant shares shall vest and become exercisable upon the closing of the first acquisition by the Company of equity securities, assets, license or strategic alliance with an operating enterprise by the Company that shall be utilized as the basis for commencing the Company’s new business model. Under the terms of the Warrant, Arimathea will not be permitted to exercise and own more than 4.9% of the Company’s common stock at any given time. The Warrant has anti-dilution protection for future issuances of equity securities which exceed 20% of the issued and outstanding shares of the Company as of May 10, 2008, if any such shares are issued at consideration below the Warrant’s exercise price. The Warrant does not contain any call provisions and there is no obligation on the part of Arimathea to exercise the Warrant at any time.

Director’s Agreement with Dr. Augustine Fou

On May 10, 2008, the Company entered into an agreement with Dr. Augustine Fou regarding his service as a director. Dr. Fou’s compensation as a director of the Company will be $24,000 per annum.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gerald Sullivan as Chief Financial Officer and Interim President and Chief Executive Officer

On May 10, 2008, the Board of Directors (the “Board”) of the Company appointed Gerald Sullivan as Chief Financial Officer and interim President and Chief Executive Officer of the Company. Mr. Sullivan has served as the Chief Financial Officer and interim President and Chief Executive Officer of Kingston Mines Ltd. since April of 2008, as the Chief Financial Officer and interim President and Chief Executive Officer of 4C Controls Inc. since February of 2008 and as the President, Chief Executive Officer and Chief Financial Officer of the Industry Leaders Fund since 1999. Mr. Sullivan has more than ten years of experience in highly regulated financial reporting systems. Mr. Sullivan has also served as President and Chief Investment Officer of Claremont Investment Partners, L.L.C. since 1997.  Mr. Sullivan’s prior experience includes positions as a Senior Management Analyst for the Atlanta Committee for the Olympic Games, as a bond options trader for O’Connor & Associates and as a financial analyst for Salomon Brothers Inc.  Mr. Sullivan obtained his undergraduate degree from Columbia University and holds an M.B.A. from the University of Chicago Graduate School of Business.

During the foreseeable future, Mr. Sullivan will serve the Company as Chief Financial Officer and interim President and Chief Executive Officer on a part-time basis. The Company and Mr. Sullivan have agreed that Mr. Sullivan’s compensation as an officer of the Company will be $100,000 per annum.

Resignation of Viktoria Vynnyk

Ms. Viktoria Vynnyk has resigned as a director of the Company, and as the Company’s President, Chief Executive Officer and Secretary as of May 10, 2008. Ms. Vynnyk has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01:   Other Events

On May 10, 2008, the Board appointed Ms. Barbara Salz to serve as the Corporate Secretary of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Gerald Sullivan
Name: Gerald Sullivan Title: Chief Financial Officer

Date: May 15, 2008